Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2020 (except for Notes 1, 2, 5, 10 and 17 as to which the date is October 5, 2020), with respect to the combined financial statements of IAC Holdings, Inc. as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in this Registration Statement (Form S-4 No. 333-XXXX) and the related proxy statement/consent solicitation statement/prospectus of IAC/InterActiveCorp and Vimeo Holdings, Inc. for the registration of IAC/InterActiveCorp common stock and Vimeo Holdings, Inc. common stock.

/s/ Ernst & Young LLP

New York, New York

December 23, 2020